Exhibit 99.1

Inventergy Announces CEO & Chairman Joe Beyers to Present at IPBC Global 2015, San Francisco

CAMPBELL, CA—March 27, 2015 - Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy"), today announced that its CEO, Chairman and Founder, Joe Beyers will be presenting Tuesday June 16th at the IPBC Global 2015, presented by Intellectual Asset Magazine (see http://www.ipbusinesscongress.com/2015). Mr. Beyers will be speaking about how to build and maintain a successful licensing-based company, including:

•	Understanding the challenges of the licensing landscape
•	Building a robust IP portfolio
•	Providing insight on new IP related business models

As described by the organizers, “IPBC Global is the world’s pre-eminent gathering of senior IP business decision makers. Drawing on the large community of thought leaders based in San Francisco and Silicon Valley, as well those from further afield in the United States and abroad, the 2015 event will offer unrivalled opportunities to discuss cutting-edge issues and network with the people who make the IP weather.”

About Inventergy Global, Inc.

Inventergy Global, Inc. is Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy Global, visit www.inventergy.com.

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

866-976-4784

inventergy.com  / 900 E. Hamilton Avenue, Suite 180 / Campbell, CA 95008